Exhibit 99.1

Operator

Hello an welcome to the Lawson Software Q4 year-end fiscal year 2007 earnings call. At the request of Lawson Software, this conference is being recorded. (OPERATOR INSTRUCTIONS)

I would now like to turn the conference over to Ms. Barbara Doyle, Vice President Investor Relations. Ma’am, you may begin when ready.

Barbara Doyle  - Lawson Software, Inc. - VP IR

Thank you, operator, and good afternoon to everyone on the call. Welcome to Lawson Software’s fourth fiscal 2007 quarterly conference call. On today’s call, we have Harry Debes, Lawson’s President and CEO; Rob Schriesheim, Lawson’s CFO and Stefan Schulz, Lawson’s Global Controller. We will provide our comments regarding our Q4 results, full-year recap, future guidance and then we will open up the call to your questions as the operator will describe.

Let me remind you that you can reference our press release on our investor website. We’re aware of an issue with Business Wire with the distribution, but you can access our press release at our website at www.lawson.com/investor. And on the right-hand side of the page, you will see a link for Quarterly Results and if you click on the Press Release link under the fourth quarter tab, our press release in pdf format is available for you. I also remind you that we have several supplemental spreadsheets posted that that may help to further aid your review of our results.

Before we start, please let me review our Safe Harbor statement. This call will include forward-looking statements that contain risks and uncertainties. These forward-looking statements contain statements of intent, belief, or current expectations of Lawson Software and its management. Such forward-looking statements are not guarantees of future results, and involve risks and uncertainties that may cause actual results to differ materially from the potential results discussed.

The Company is not obligated to update forward-looking statements based on circumstances or events that occur in the future. Risks and uncertainties that may cause such differences include, but aren’t limited to uncertainties in the Company’s ability to realize synergies and revenue opportunities from the Intentia acquisition, uncertainties in the software industry, uncertainties as to when and whether the conditions for the recognition of deferred revenues will be satisfied, global military conflicts, terrorist attacks or any future events in response to these attacks, changes in the conditions in the Company’s targeted industries, increased competition, and other risk factors listed in the Company’s recently filed form 10-Q and 10-K filed with the SEC and available on our website.

With that, let me turn the call over to Harry Debes.

Harry Debes  - Lawson Software, Inc. - President, CEO

Thank you, Barbara, and good afternoon, everyone. We’ll follow our familiar format for this call. First, I’ll provide some remarks regarding our business results, metrics and trends, and after that, Rob Schriesheim, our CFO, will review the quarter in more detail and will provide guidance for what we would expect from future results.

So to begin, let’s review our fourth quarter. As announced, license revenue was up considerably, driven by much higher contracting activity and also better conversion rates. We’ve always had a strong finish and in this quarter I would attribute our success to the following factors. First, our sales team is now much larger. We’ve been growing the sales force all year, beginning with 154 AEs and ending Q4 with 202 AEs. It takes time for new salespeople to establish a pipeline and to move opportunities through the various stages, and in this quarter we saw our investment in sales resources pay some real dividends.

Second, our sales team is smarter. Not only are they smarter as they engage the competition, but they’ve learned how to manage the complexities of software revenue recognition rules. We’ve learned how to adapt our contracting practices so that a greater percentage of our contracted deals are being recognized in the quarter that we sign them. As an example, in our first quarter, we recognized only 60% of what we signed, while in our fourth quarter we recognized approximately 80% of what we signed.

Third, we sold $13 million of Lawson System Foundation, a product for our S3 customers that we first introduced in March of 2006. This product provides customers with a comprehensive, service oriented architecture based production and integration platform. It’s based on IBM middleware such as IBM WebSphere and it’s optimized to work with Lawson’s own technology.

Now whenever you introduce a new solution like this, it takes a while for customers to fully understand the features and benefits and then they will see the products in their budget and also in their IT project plans. Since its release, we’ve now sold 950 units of LSF to approximately 55% of our S3 customer base. It is attractively priced, provided the maximum benefit and it was easy to install. In short, we delivered real value and the results speak for themselves.

There’s more opportunity for LSF with our remaining S3 customers and we expect to realize that over the next 18 months. Clearly, following that success, we’ve recently introduced a similar solution for our M3 customers and we expect that this solution will ship in significant quantities later this year.

Now, because LSF ships and installs so quickly, it did have a positive impact on our contracting to revenue conversion rates. And this explains the 80% conversion rate in Q4. We don’t expect to recognize 80% of everything we sign in every quarter, even though we have smarter AEs. Rather, we expect our conversion rates to be in the 70% range for most of this year. But that’s still a significant improvement over where we were.

So to summarize, our fourth quarter license revenue was strong due to much higher contracting. And that was given by a larger and smarter sales force, as well as a wide customer acceptance of our LSF solutions.

So here are two metrics for Q4 license revenue. Total deals signed more than doubled over Q3 levels. We signed a total of 751 deals in Q4, including 450 LSF deals and 65 Business Intelligence deals. Because of the success LSF in Q4, 79% of our software business was with existing customers. This is unusually high and I expect that our normal percent of software sold to existing customer accounts will be about 60% and that means software sold to new accounts will be about 30% of total software sales.

The number of new customer deals signed in the quarter increased more than 65% from Q3, to 40 million accounts; 2 of those deals were greater than $1 million and 78 were between $500,000 and $1 million.

A few highlights from our M3 solution set. The largest M3 deal of the quarter was Cardo, an international industrial group, who chose Lawson over SAP for our global implementation. We also sold M3 to Rip Curl, an Australian icon in the surfwear industry, where Lawson was chosen over SAP and over Microsoft. Other notable users of M3 wins included Yorkshire Blanket, Johannes Fog, Smithfield Beef and Metso Automation, where we beat SAP in all cases.

Turning to S3, our largest S3 deal was a win over Oracle at SUNY Downstate Medical Center. This is a Human Capital Management replacement of their existing PeopleSoft system. We also beat Oracle at Benchmark Holdings Group. And again, at Hudson Healthcare. Other notable new S3 wins over Oracle included American Safety Insurance, ClientLogic, Elsinore Valley Municipal Water District, the Archdiocese of Boston and Lacroix Aircraft.

As I’ve said for some time, we compete against SAP and Oracle in just about every single sales opportunity and we’re pleased to report that the number of new business wins against these competitors is increasing. This proves that customers want alternatives to the higher-cost, more complex and less customer-friendly solutions offered by these competitors. At Lawson we offer the market a real choice, not only in terms of solutions, but also in terms of the customer experience, and that’s really working for us.

So that summarizes our sales activity for the fourth quarter, an excellent result by any standard.

Now let me give you a few data points for the full year. In fiscal ‘07 we signed a total of 125 new name accounts in the US, up from 70 in 2006. We signed 14 deals that were greater than $1 million. That was up 40%. We signed 30 deals between $500,000 and $1 million and that was an increase of 50% over last year. We signed 11 new M3 accounts in the Americas and that’s just the beginning of FY ‘07 and that’s primarily a new start for M3 in this market.

Our M3 Americas pipeline has now increased to $90 million from $10 million at the start of the year. And in the next year we expect to convert that into meaningful software signings.

Finally, before I leave the area of license sales, I’m pleased to report that not only our M3 Americas pipeline has grown, but our overall pipeline continues to grow, as it has in every quarter over the past year. And because of that solid pipeline, because of the increased number of salespeople and the continuing benefit from the deferral of license revenue from fiscal ‘07, we are confident that license contracting and more importantly, license revenue will continue to improve throughout the coming year.

Now let’s talk about maintenance. Through all of fiscal 2007 we spoke about our initiative to have a single maintenance renewal date for each customer group. In Q3 I spoke about the success we had in establishing a January 1st renewal date for our international customers. Also for the domestic customers we chose a June 1st renewal date. And in Q4, we invoiced $175 million for domestic maintenance renewal.

I’m pleased to report that we collected more than $145 million and that’s 80% of those renewals, by the 31st of May, 2007. And much of that remaining balance has subsequently been collected. As we said at the beginning of the year, the result of this initiative would be a shift in the dynamics of our cash flow such that Q3 and Q4 would be the strongest, but Q1 and Q2 would be somewhat weaker. We now see the full impact of changes on maintenance renewal to those two renewal dates.

And it wasn’t simply about billing cycles, we also focused about increasing renewal rates. Overall, maintenance renewals for S3 increased from approximately 94% in Q406 to 95.5% during this last quarter. And M3 renewal rates are on an improving trend as well. It’s not been as strong as S3 renewals, but our focus on delivering greater value to our M3 customers is having an impact and we’re confident that M3 renewals will move closer to S3 levels over time.

So now we’ve received the bulk of the cash for 2007 renewals and this means that our maintenance revenue stream, which is about 38% of our business, will be even more predictable than in the past. And that makes our lives just a little bit easier.

As for maintenance margins, while we’re making good progress, our objective at this stage is to have margins for this part of our business be up 85%. We’re not quite there yet, but that’s what our goal is for the next (inaudible).

Now let me turn to consulting services. In the fourth quarter, total consulting revenues increased 3% sequentially, driven by increased customer demand for work such as LSF implementation and as a result, we needed to supplement Lawson’s resources with our partners in order to meet our customers’ timelines. Unfortunately, we didn’t manage margins on this particular third-party work as well as we should have and our services margins declined.

Another factor that contributed to lower margins included higher end of year incentive compensation costs as our consultants hit some utilization bonus targets. So service margins for Q4 were 11% and that’s down from our Q3 margin of 17.7%. This decline was large and unexpected and it’s totally unacceptable. We have unprecedented demand for Lawson services at this time and we should be able to achieve 20% or higher margins from this part of our business.

To rectify this situation, we’ve already begun to implement a number of initiatives designed to get services modules back to where they should be. Q1, however, is our weakest revenue quarter for the services business, because of vacations of both customers and employees, but we’ve already begun to make changes to make sure that we achieve our margin objectives and we should expect to see significant improvement in this metric in our Q2 results.

Now I’ll talk a minute about something that we don’t discuss enough, and that’s our product strategy. One of the things that contributed to our momentum is the strategy that we articulated nine months ago. More importantly, unlike some of our competitors, we’re not spending three years telling you about what kind of a wonderful product we might have at some time in the future. We tell you about our product plans and then we deliver those products the next quarter. It’s a conscious decision to take some of the hype out of this industry.

So here are some product highlights that we’ve actually delivered this quarter. Before I begin, as you know, we have two major product lines; M3 and S3. M3 was the first complete ERP solution for the manufacturing, distribution and equipment rental business that was delivered as a completely rewritten Java solution. And that was nearly five years ago. None of our major competitors have the full Java solution on the market today. They’re talking about it, but right now, it’s all talk.

Meanwhile, in Q4 we released M3 version 7.1. This latest release not only has more than 200 enhancements, it also has a revolutionary new user interface, which takes end-user navigation and performance to new levels. Customer and market response to this new release has been overwhelmingly positive.

Turning to S3, the Lawson S3 Application Suite targets service industries. About 12 months ago we released version 9 along with the SOA-enabled LSF middleware solution, which has been so successful with new and existing clients. Since then we’ve released a number of add-on solutions and that’s made S3 more competitive and that’s something we’ve been able to sell back into our customer base.

In the fourth quarter we released updates to our Business Intelligence solution and also to our Supply Chain solution. And by the way, our Business Intelligence solution works equally well with S3 and M3. We’ve now sold 34 BIs to the 13 different countries, to new and existing M3 customers. And with approximately 2,000 M3 clients, we still have lots of potential to this product into our installed base.

But it’s not all about software. To give the optimum value to our clients, we compliment our software with a range of service offerings which makes our solutions attractive. In the last quarter we released two such new important offerings. The first was Lawson’s Total Care Platinum. That’s a managed hosting service designed to help customers get the most out of their Lawson implementation, while minimizing demands on their IP resources. Customers immediately began purchasing this solution.

And secondly, we released a number of Quick-Step services solutions. These are pre-configured industry-specific implementation templates that are designed to reduce implementation time by 30% to 40%. In Q4 we released Quick-Step to our platform maintenance for distribution and for healthcare. And this adds to the Quick-Step solutions we announced earlier in the year. We now have an inventory of 8 such pre-configured templates.

So to sum up, we have a sound product strategy which includes a set of proven industry specific software products and those are complimented by a number of service offerings. Our solutions are modern and they are available today. And we have a number of other exciting products in various stages of development, but we’ll tell you about them when they’re ready to be released.

So if I were to summarize, I’d say that Q4 capped off a year of significant transition for our company. We overcame a great deal of complexity in a merger of two companies who focus on different industries and different geographies. And you may remember that the former Intentia was not a profitable business at the time of the combination. In fact, we had cultural, legal and accounting differences. But the people in both companies believed in the potential that existed for us and together we created a new product strategy for our two enduring product lines and we tied them together with a common architecture and a common user experience and guided by this strategy, we delivered a number of new products to the market.

As you know, we grew our AE headcount by 30% during the year, and while we plan to continue to grow our sales headcount in fiscal ‘08, we will do so at a somewhat slower pace. Our primary focus now is to increase the productivity of our sales team and harvest our pipeline.

We also underwent two restructures and we created an offshore facility which requires significant investment, with very little return in FY ‘07 as we ramp-up this facility. We now expect that this facility will make a real contribution to our business in fiscal ‘08 and beyond.

But despite all of these and many other initiatives and distractions, we grew revenue and improved profitability sequentially in each quarter. We exceeded our original guidance of $750 million in revenue for the year and we demonstrated a very healthy cash flow. Although we missed our original goal of achieving a 15% operating margin by the fourth quarter, the increasing margin we achieved in every quarter and the 10% achieved in Q4, reflects a business that is healthy and is showing steady improvement.

Now I’d like to turn the call over to Rob for a more detailed review of our results.

Rob Schriesheim  - Lawson Software, Inc. - CFO

Thanks Harry. Before I begin, I’d like to remind you that we focus on non-GAAP measurements for these quarterly conference calls. We have a complete reconciliation of GAAP and non-GAAP measurements in our press release and on our website and I’d encourage you to review it. Also, I’ll focus on sequential comparisons between Q3 ‘07 and Q4 ‘07, because this provides the best view of our business progress.

Year-over-year comparisons in the fourth quarter continue to be impacted by the Intentia acquisition, as only five weeks of Intentia results were included in our Q4 results a year ago. Year-to-year analysis is provided in our press release and will also be covered in our 10-K for your review. We will return to a focus on year-to-year measurements beginning in our Q1 fiscal ‘08 report, when we will have apples-to-apples results unaffected by the merger.

I’ll begin with a summary of our financials and key business metrics. Fourth quarter total revenues of $214 million and $0.08 EPS exceeded our original guidance of $188 million to $196 million and $0.03 to $0.05 respectively. We had stronger than expected results across all lines of business, with license revenues particularly strong at just under $41 million.

As discussed, we sold approximately $6 million more of Lawson Systems Foundation licenses in the quarter than anticipated when we gave our original guidance. This added about $0.01 per share to our EPS. Q4 results were not solely due to strong LSF volumes, however. Excluding the more than anticipated LSF volumes, our license revenues exceeded our guidance by more than 30%, driven by high volume of buying transactions, stronger than expected fourth quarter seasonality and improved conversion rates. Taxes also benefited EPS in the quarter. The actual effective tax rate for the quarter was about 42% compared to the 51% used in our guidance. This favorably impacted EPS by $0.01 from our preliminary results.

Overall, I’m pleased with Q4 results, even after adjusting for the LSF volumes and the lower tax rate, revenues exceeded our guidance by 9% and EPS would have been $0.06 per share compared to our $0.03 to $0.05 forecast.

Now to discuss our financial results in some more detail, beginning with revenue. Non-GAAP revenue of $214 million included $1 million of maintenance and consulting revenue impact resulting from the purchase accounting. Total non-GAAP revenues increased 11% from Q3.

The mix of revenues by geography remain constant with 54% of total revenue generated in the Americas, 43% EMEA and 3% Asia Pac. As I’ve already discussed, license revenues increased to $40.6 million in Q4, reflecting a 54% sequential improvement. License revenues increased to approximately 19% of total revenues from 14% in Q3.

The sequential increase in license revenues reflected a healthy increase in contracting in the quarter [and developed a] higher conversion rate. The contracting to revenue conversion rate averaged 60 to 65% for the first three quarters of the year. The contracting conversion rate exceeded 80% in Q4, driven by two things; the high LSF sales, which are generally 100% recognized in the quarter sold and a better conversion rate in EMEA due to a higher proportion of large deals done with existing customers requiring minimal services.

We recognized approximately $6 million of previously deferred license revenues in the quarter, equal to the amount in Q3. So that did not create any sequential impact. For the full year we recognized $18 million of deferred revenue. This was higher than we originally expected, reflecting a good pace of milestone completions on our contracts, which is also consistent with the strong performance in our consulting revenues and utilization rates.

Deferred license revenues at year-end increased to $35.3 million. This is an increase of $24 million from the $11 million deferred license balance at the end of fiscal ‘06. As we have indicated during the year, we always expected higher license deferrals in fiscal ‘07 for M3 products and for S3 products as well, due to the nature of some S3 contracts we had in our pipeline. We would anticipate recognizing about 90% of this balance in fiscal ‘08 or about $30 to $32 million. This will appear as a year-over-year benefit to license revenues when compared with the $18 million of revenues recognized from the balance sheet during fiscal ‘07.

As we discussed, license deferrals and roll-ins from the balance sheet will reach a state of dynamic equilibrium in mid fiscal ‘08. After that point, deferrals should not be a material impact either way.

Next, onto professional services revenue. Total revenues of $95 million increased 3% from Q3, driven by improved billable utilization as well as increased third-party hours. We had more demand than we could fill with Lawson Consultants and heavily utilized third-party services in the quarter. This impacted cost and margin as well. While consulting revenue increased 3% from Q3, costs increased 11%. As a result, our consulting services gross margin was 11%. Our consulting services gross margin was 14% for the full year. An improvement in consulting margins continues to be a focus area in fiscal ‘08. Our goal continues to be 20% growth margin for consulting services, which is a key element to achieving operating margins in the mid teens.

As Harry indicated, our services management is taking an aggressive approach to addressing these issues and has already begun implementing detailed plans to improve the gross margin. Due to the significant Q1 seasonality, we would expect to see some positive impact from these actions in Q2.

Maintenance revenue continues to be steady and predictable. Q4 maintenance revenues of $79 million increased 5% from Q3. As we’ve discussed in the past, while license fees are viewed as key metrics of business health, we also consider long predictable maintenance revenue and healthy renewal rates key metrics of the value that our customers place on our products and our support services.

On to cost and gross margin. Total Q4 cost of revenues were $105 million, up 12% from Q3, consistent with the sequential increase in total revenue. [Variable] costs, including third-party costs, sales commission and incentive increased commensurate with strong sales in consulting services hours delivered. License and consulting margins decreased sequentially to 83% and 11% from 88% and 17% respectively, driven by sales compensation and third party costs.

Maintenance margin increased sequentially however, from 80% in Q3 to 82.5% in Q4, driven by strong collections and higher renewal rates. The increase in maintenance margins plus the higher percentage of license fees offset the higher Q4 variable sales and services costs, keeping gross margins flat sequentially at 51%.

Total Q4 non-GAAP expenses were $193 million. Let me point out that this is not representative of a quarterly expense run rate and give you some additional insight. Departmental operating expenses of $88 million increased 7% from Q3. As a percent of revenue, however, total operating expenses declined to 41% from 43% of revenue. Sales and marketing spending of 43.6 million increased 11% over Q3, driven by higher incentive compensation costs, triggered by year-end accelerators in the compensation plans, consistent with industry practices.

As a percent of revenue, sales and marketing remain flat at 20%. R&D spending increased from $20 million in Q3 to $22 million and stayed flat at 10% of revenue. G&A spending of $22 million remained essentially flat from Q3, but declined to 10% from 12% of revenue.

Now onto operating income and margin. Non-GAAP operating income was $21 million. Operating margin increased to nearly 10% from 8.7% in Q3. The benefit was driven by an 11% growth in revenues while total expenses increased approximately 9% sequentially. This represents good progress toward our operating margin goal. One of the things that the leadership team has exhibited during the last two years is a very rigorous focus on prudent expense management and quick collective actions when needed.

As previously discussed, we are focusing on services costs and margin. We continue to believe that we are on the right track for mid-teens operating margin goal in the year’s time.

Net other income of $4 million increased from $1.4 million in Q3, driven by a 50% increase in interest income. Interest income increased primarily due to higher invested cash balances from the net proceeds of the convertible debt offering completed in April and the cash flow from the domestic annual maintenance billing.

A quick word on taxes. Our effective tax position for fiscal ‘07 was 47%, down from our 51% estimate achieved last quarter. The lower tax rate was driven by improvement in the mix of US and non-US profitability. Taxes were also favorably impacted by the completion of some key elements of our global restructuring plan in Q4. As a result, our Q4 non-GAAP tax provision was $10.5 million or a 42% effective rate. As I mentioned, this lower tax rate benefited our non-GAAP EPS by about $0.01 in the quarter compared to our guidance assumptions of a 51% effective rate.

A few words on our share repurchase activity. The company repurchased 5.5 million shares of common stock in the fourth quarter for $49 million at an average price of $8.89 per share. In fiscal ‘07 the company repurchased a total of 6.4 million shares or approximately 3% of the total shares outstanding for about $55 million at an average purchase price of $8.60 per share. Including the benefit of the shares repurchased in the quarter, our fully diluted weighted shares outstanding were 187.8 million. As a matter of routine course, the company continues to evaluate our capital structure and share repurchase in the context of our operating plans, cash flows, market conditions and strategic alternatives in light of our $200 million buyback authorization.

Let me touch on cash and cash flow. As we discussed all year, cash flow was significantly positive in the quarter, driven by annual maintenance renewals. We generated $114 million of cash flow from operations in the quarter and free cash flow of $107 million. The improvement in cash flow was driven by a very successful collection rate on domestic maintenance renewals. We collected $148 million of cash for maintenance contracts renewed in the quarter.

On a full-year basis, our cash from operations was $98.5 million and free cash flow was $81 million. Our cash and equivalents balance increased to $554 million, excluding about $7.5 million of restricted cash required for settlement of the purchase of remaining outstanding shares of Intentia.

As Harry discussed, our cash flow patterns have changed, driven by the annualized maintenance renewal base of January 1st and June 1st. The majority of cash received for maintenance and contract renewals have shifted to the third and fourth fiscal quarters. A large inflow of cash in Q4 will become the norm as we just reported. This will be followed by a net use of cash in the first and second fiscal quarters. Cash flow from operations should turn marginally positive again in the third fiscal quarter and then the renewal cycle will repeat.

Before I turn to future guidance, I’d like to reflect on fiscal ‘07 with some observations on our performance and progress. I’m very pleased with the progress at Lawson in fiscal ‘07. The major transition we executed began with the merger with Intentia in rebuilding that business. But that was in fact just the start. The transition continued with substantial business transformation across nearly every facet of the company. The progress we made was not 100% visible in the FY’ 07 financial results due to the accounting complexities and the one-time costs around the merger.

However, the improvement in operating results while undergoing such fundamental business changes was evident in positive, improving financial trends every quarter. This includes license revenues moving from $17 million in Q1 to $22 million to $26 million to $41 million in Q4. Total non-GAAP revenues of $166 million in Q1 to $188 million in Q2, $193 million in Q3 and $214 million in Q4.

Importantly, non-GAAP operating margin of 3% in Q1 growing to 7%, then 9% and then 10% in Q4. And non-GAAP EPS improving from $0.02 in Q1 to $0.03, $0.06 and the just reported $0.08 in Q4.

Does this mean that we’re finished? Clearly not. Did we meet every goal we had in 2007? Not by a long shot. Did we make significant progress? Yes, in nearly every metric and every business function. We said all along that the full financial benefits from the merger and our other business transformation initiatives won’t be fully realized until fiscal 2009. Do I think we’re on track for that timetable? Yes, I do. The trends and our key metrics point the fact that we are on the right path.

One of the things I did to prepare for this call was make a list of some of the substantial changes we executed in FY ‘07. The amount of transformation in our company was sizeable. Let me give you a partial list. We not only completed the integration of our product line, we introduced a strong lineup of new products. We built a global sales organization and increased our quota-carrying sales force by 30%. We began to see benefits in sales activity with new accounts increasing each quarter with 228 deals in Q1, followed by 307 in Q2, 354 in Q3 and 751 in Q4. Sales productivity for AE improved nearly 30% over the course of the year.

We substantially restructured our worldwide staffing and facility footprint. While we built five new operations in the Philippines, we also rationalized and consolidated other facilities in Europe. We increased our offshore staff from effectively zero at the beginning of the year, to 331 employees at year-end. That’s 9% of our workforce offshore, still short of our goal of 20 to 25%, but never the less, very strong progress in a relatively short period of time.

We streamlined our maintenance renewal program for nearly 4,000 customers, impacting cash collections of nearly $300 million. DSOs improved from 85 days in Q1 to 69 days at year-end, driven by significant working capital improvements. We rolled out new global contracting processes under US GAAP and built a contracting and revenue team of experts to scale our global operations. We completed key components of shared services centers in Europe and made significant steps to centralize and standardize processes in the region to eliminate complexity and lower costs in the future.

We unlocked value in our balance sheet with an NPV accretive convertible note, hedge and warrant transaction which was done at a historically low cost of capital. And we returned $55 million of cash to shareholders by repurchasing 3% of our shares during the year while we were undergoing major operational transition.

These are just a few of the operational initiatives we’ve taken to strengthen the company. More will be done over the next year. As we’ve also discussed, while we’ve made significant progress in fiscal ‘07, we have more wood to chop in fiscal ‘08. Our key operational initiatives for fiscal ‘08 include improving our services margins, driving increased sales productivity, completing our global workforce restructuring efforts in Manila, completing the shared services center and restructuring in the EMEA region and completing our financial system and IT integration.

In short, we began in a more challenging place than was expected upon the acquisition of Intentia. We clearly have much work to do. But I am pleased with what we have accomplished and the direction we are heading as we continue to improve the business.

Now let me spend some time on guidance and begin with Q1 guidance. We anticipate total revenue of between $183 million and $188 million. This consists of license revenues of between $24 and $27 million, maintenance revenue of between $78 and $79 million and consulting services of between $80 and $82 million. I would also note that we anticipate $700,000 of impact from the purchase accounting adjustments to revenues in fiscal ‘08. On a quarterly basis, the amounts will only be $100,000 to $200,000, so we will no longer be forecasting non-GAAP adjusted revenue.

GAAP EPS is anticipated to fall in the range of $0.01 to $0.03 per fully diluted share. On a non-GAAP basis, excluding the impacts which most of you model, EPS is expected to be $0.04 to $0.06 in our first quarter. Our estimate of Q1 non-GAAP EPS excludes $10 million of pretax expenses related to the amortization of acquisition-related intangibles, amortization of purchase maintenance contracts and stock-based compensation charges and an anticipated effective tax rate of between 42% and 45%.

Now let me give you a view and perspective of FY ‘08. We anticipate total revenues will be in the range of $820 million to $830 million. We expect full-year GAAP EPS to be in the range of $0.17 to $0.22 per fully diluted share. On a non-GAAP basis, EPS is expected to be $0.30 to $0.34. Our estimate of full-year non-GAAP EPS exceeds approximately $37 million of pretax expenses related to the amortization of acquisition related intangibles, amortization of purchased maintenance contracts and stock-based compensation charges at an anticipated effective tax rate of between 42% and 45%.

I would also note importantly that the full-year EPS is negatively impacted by about $0.03 to $0.04 per share due to an estimated $15 million of operating expense related to our global staffing initiative in Manila, implementing a common general ledger and building our shared service centers in Europe.

We won’t be providing specific full-year estimates for the individual revenue line items, but I would remind you of some business trends for your consideration and modeling. First, you can certainly see the history that maintenance revenue is reasonably predictable and grows modestly but steadily. For this line item, the historical trend should be a reasonable predictor of sequential growth and total annual maintenance revenue should grow in line with total new license contracting growth. The historical maintenance revenue growth rate has been anywhere from 6% to 10%. License and consulting revenues are both more volatile and much more seasonal.

Again, FY ‘07 historical results can give a baseline indicator of quarterly seasonality. As is standard with all perpetual software license software companies, Q4 typically has the most robust business level.

On the other end of the spectrum, summer holidays for our employees and our customers impact sales cycles and implementation projects in our Q1. As you know, nearly half of our business is done in Europe and the seasonal impact is significant in Q1. We would expect our November and February quarters to increase sequentially from Q1.

With regards to modeling license fees on an annual basis, industry analysts forecast growth in license fees between 6% and 10% annually. One valid approach would be to model in the $13 million to $14 million of the net year-over-year benefit from the fiscal 2007 deferred license revenues on top of the growth rate you apply to our 2007 license revenue.

Consulting revenues typically follow licensing activity with a quarter or two lag. And as I said in last quarter’s conference call, we are targeting to hold total annual expenses to about a 5% increase in fiscal ‘08 as compared to fiscal ‘07, including in restructuring. And that remains our intention.

As we get a lot of questions on this, we’d also like to provide some transparency into our cash flow expectations for the year. Cash flow from operations is expected to be between $75 million and $95 million. I point out that fiscal ‘08 operating cash flow will be negatively impacted by the $15 million of increased expenses associated with various transformational initiatives, as discussed. In addition, we anticipate capital expenditures in fiscal ‘08 in the range of $25 to $30 million. This includes approximately $15 million of capital for financial systems, IT infrastructure and facilities investment as we complete our back office integration with Intentia and build up our Manila facility. This is roughly $15 million greater than historical capital expenditures.

With that, I’d like to turn the call back over to Harry.

Harry Debes  - Lawson Software, Inc. - President, CEO

Thanks, Rob. And just a few closing remarks. So you’ve heard that our business results in fiscal ‘07 reflect a lot of the hard work that was applied to making our newly combined company work. And the credit for this goes to the 3,800 people who are the Lawson company. This is the same discipline that we applied to the former Lawson while the transaction between the Intentia company was in process. We carried this forward and with it we laid the groundwork for a successful merger.

Today the market is responding well to the transformation that’s taking place. Our relationship with our customers has never been stronger. Our pipeline of business opportunities is large and growing. We are engaging in more deals than ever before. And as a result, our revenues and our profitability are improving in every quarter.

The solid foundation of solutions and talent we built in fiscal ‘07 now allows us to focus on execution, growth and strengthening of profitability. Whereas fiscal ‘07 was clearly about building and shaping the foundation for the new company, ‘08’s focus will be on execution. This is never a slam-dunk, but from where I sit, I like our chances.

That concludes our comments for today. Operator, we’d now like to open our call for some questions.